CLEARANT, INC.
1801 Avenue of the Stars, Suite 435
Los Angeles, CA 90067
August 4, 2008
VIA EDGAR
U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Re:	Clearant, Inc.
Form 10-KSB/A for the Year Ended December 31, 2007
File No. 000-50309
Filed April 1, 2008
Ladies and Gentlemen:
     In connection with the filing today by Clearant, Inc. (the “Company”) of Amendment No. 1 to Form 10-KSB for the year ended December 31, 2007, the Company hereby acknowledges that:
•	The Company is responsible for the adequacy and accuracy of the disclosure in the filings.

•	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•	The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely, CLEARANT, INC.
By:	/s/ Jon Garfield
Jon Garfield
Chief Executive Officer and Chief Financial Officer